United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION
OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934.

Commission File Number 000-53435

ASPA GOLD CORP.

(Exact name of registrant as specified in its charter)

848 N. RAINBOW BLVD., #2055
LAS VEGAS, NEVADA 89107
 (760) 660-4804

 Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common Stock

 (Title of each class of securities covered by this Form)

None

 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s)
relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   ☒           Rule 12h-3(b)(1)(i)   ☐
        Rule 12g-4(a)(1)(ii)  ☐           Rule 12h-3(b)(1)(ii)  ☐
        Rule 12g-4(a)(2)(i)   ☐           Rule 12h-3(b)(2)(i)   ☐
        Rule 12g-4(a)(2)(ii)  ☐           Rule 12h-3(b)(2)(ii)  ☐
                                            Rule 15d-6            ☐

Approximate number of holders of record as of the certification or notice date:
42

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 31, 2012	By: /s/ Ronald Y. Lowenthal
Ronald Y. Lowenthal, Director